Exhibit 10.06

STOCK EQUIVALENT PLAN
FOR NON-EMPLOYEE DIRECTORS OF
XCEL ENERGY INC.

(As Amended and Restated Effective January 1, 2009)

ARTICLE I

PURPOSE, DEFINITIONS AND GENERAL PROVISIONS

1.1.                             Purpose.  The purposes of this Plan are:  (a) to enable a portion of the compensation of each non-employee director of Xcel Energy Inc. to be tied to the performance of the common stock of the Company; and (b) to permit each such director to defer receipt of all or a portion of his/her retainer, board or committee meeting fees.

Effective January 1, 2009, this Plan was again amended and restated to include all amendments issued after the January 1, 2004 restatement effective date, and to cause the Plan to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) final regulations, IRS Notice 2005-1 and other guidance issued thereunder. Pursuant to IRS Notice 2005-1 and subsequent guidance, Participants were provided the opportunity to make transitional elections regarding the payment of their accounts under Section 2.5.

1.2.                             Definitions.

(a)                                  “Award” shall mean the amount, expressed either in dollars of Compensation or in Stock Equivalents, that will be credited to a Participant on an Award Date.  The term “Award” includes Conversion Awards, Deferral Awards and Discretionary Awards.

(b)                                 “Award Date” shall mean the date an Award is to be credited to a Participant.

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Beneficiary” shall mean the last person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust) designated in writing by a Participant, on a form approved by and filed with the Committee, to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated persons or person shall predecease such Participant, or shall not be in existence or shall otherwise be unable to receive such payments, the person or persons designated under such Participant’s last will and testament or, in the absence of such designation, to the Participant’s estate.  Any Beneficiary designation may be changed from time to time by like notice similarly delivered.

(e)                                  “Committee” shall mean those management members of the Company, as determined by the Board from time to time, who administer the Plan, provided all such persons are not eligible to participate in the Plan.  As of the effective date of this amendment and restatement, the Board has designated the Chairman of the Board, the President, the Chief Financial Officer and the Corporate Secretary as members of the Committee.  All decisions by the Committee shall be by simple majority and the decisions will be final.

(f)                                    “Company” shall mean Xcel Energy Inc., a Minnesota corporation, and any successor thereof.

(g)                                 “Compensation” shall mean payments which the Director receives from the Company for services as a member of its Board of Directors.  Such payments may include directors’ retainers, board meeting fees and committee meeting fees, but shall exclude direct reimbursement of expenses.

(h)                                 “Conversion Award” shall mean a one-time Award made as of January 1, 1998 to a Director in lieu of benefits earned by that Director under the Xcel Energy Inc. Retirement Plan for Non-Employee Directors, pursuant to an election described in Section 1.5 hereof.

(i)                                     “Deferral Award” shall mean an Award made pursuant to a deferral election described in Section 1.4 hereof.

(j)                                     “Director” shall mean any member of the Board of Directors of the Company who is not an employee of the Company or of any direct or indirect subsidiary or affiliate thereof.

(k)                                  “Discretionary Award” shall mean an Award made at the sole discretion of the Board pursuant to Section 1.3 of this Plan.

(l)                                     “Xcel Energy Stock” shall mean the common stock of the Company, par value $2.50 per share.

(m)                               “Participant” shall mean any Director who receives an Award.

(n)                                 “Plan” shall mean the Stock Equivalent Plan for Non-Employee Directors of the Company, as from time to time amended and in effect.

(o)                                 “Stock Account” shall mean the bookkeeping account to which Awards are credited in the name of a Participant as described in Section 2.2 of this Plan.

(p)                                 “Stock Equivalents” shall mean the units, representing a like number of shares of Xcel Energy Stock, that are credited to a Director’s Stock Account under Article II of this Plan.

(q)                                 “Termination of Service” shall mean the termination (by death, retirement or otherwise) of a Participant’s service as a director of the Company and all affiliates and subsidiaries of the Company, which constitutes a “separation from service”, as such term is defined in Section 409A of the Code.

1.3.          Discretionary Awards.  Subject to Section 2.8, the Board may make Discretionary Awards to Participants from time to time in such amount and number as the Board shall determine in its sole discretion.  Each Discretionary Award shall contain such terms, restrictions and conditions as the Board may determine that are not inconsistent with this Plan. Discretionary Awards shall be granted in Stock Equivalents or as a dollar amount (which shall be converted into Stock Equivalents as provided in Section 2.2), as determined in the sole discretion of the Board.

1.4.          Deferral Awards.  In accordance with this Section, and subject to Section 2.8, a Director may elect to receive Deferral Awards in lieu of all or a portion of his/her Compensation by filing with the Secretary of the Company an election in writing on a form approved by the Committee.  Deferral Awards shall be made as of the date such Compensation would have been paid, in a dollar amount equal to the amount of Compensation the Director has elected to defer and shall be credited to a Participant’s Stock Account as provided in Section 2.2.  A deferral election with respect to Compensation for a calendar year must be made prior to the beginning of that calendar year.  In the case of an individual who becomes a Director after the first day of the calendar year, a deferral election must be made within 30 days of the date such individual becomes a Director, and shall be effective only as to Compensation for services performed after the date the election is made.  A deferral election shall continue in effect until the Director’s Termination of Service or, if the Director provides the Secretary of the Company with earlier written notice to discontinue or change the deferral election, the end of the calendar year in which such written notice is received by the Secretary.

1.5.          Conversion Awards.  In lieu of all benefits otherwise payable under the Xcel Energy Inc. Retirement Plan for Non-Employee Directors (“Retirement Plan”), any Director elected to the Board prior to October 1, 1997 and serving on the Board during the last quarter of 1997 was entitled to make, prior to January 1, 1998, a one-time irrevocable election to receive a Conversion Award under this Plan in a dollar amount equal to the sum of the quarterly retainer payments the Director would have been entitled to receive under the Retirement Plan if the Director’s service on the Board ended December 31, 1997.  The Award Date for a Conversion Award under this Plan in satisfaction of a Director’s conversion election was January 1, 1998.

ARTICLE II

TREATMENT OF AWARDS

2.1.          Stock Accounts.  The Company shall establish on its books a Stock Account in the name of each Participant to reflect the Company’s liability to each Participant who has received an Award.  To this Stock Account shall be credited Awards plus other items as described hereafter.  A Participant’s Stock Account may be divided into two or more subaccounts as the Committee determines necessary or desirable for the administration of the Plan, and shall include a subaccount to reflect any Conversion Awards and any other Award credited to the Stock Account prior to December 31, 1997.  Payments to a Participant or Beneficiary following Termination of Service shall be debited to the Stock Account.  In addition, debits and credits to the Stock Account shall be made in the manner provided hereafter.  Despite the maintenance of such Stock Account for each Participant, the Company’s obligation to make distributions under the Plan shall be made from the Company’s general assets and property.  The Company may, in its sole discretion, establish a separate fund or account to make payment to a Participant or Beneficiary hereunder.  Whether the Company, in its sole discretion, does establish such a fund or account, no Participant or Beneficiary or any person shall have, under any circumstances, any interest whatever in any particular property or assets of the Company by virtue of this Plan.

2.2.                             Crediting of Awards.  An Award in the form of Stock Equivalents shall be credited to a Participant’s Stock Account as of the applicable Award Date.  An Award in dollars shall be credited to a Participant’s Stock Account as of the applicable Award Date by converting the dollar amount of the Award into Stock Equivalents equal to the number of shares of Xcel Energy Stock, to three decimal places, that could be purchased on the Award Date with the dollar amount of such Award, at a price per share equal to the arithmetical mean of the highest and lowest quoted selling prices on the New York Stock Exchange Composite Tape for such day.  If there are no sales on that day, such mean on the next preceding day on which there are such sales shall be used.

2.3.                             Crediting of Dividends/Stock Splits.

(a)           On each date on which a dividend in cash or property (other than a stock dividend) is distributed by the Company on shares of issued and outstanding Xcel Energy Stock, the Stock Account of a Participant shall be credited, subject to Section 2.8, with Stock Equivalents as follows:  (i) the dollar amount of the fair market value of the cash or property so distributed per share of issued and outstanding Xcel Energy Stock shall be multiplied by the number of Stock Equivalents (including fractions) in the Participant’s Stock Account on the record date for such distribution; (ii) this dollar amount shall then be converted into Stock Equivalents equal to the number of shares of Xcel Energy Stock, to three decimal places, that could be purchased on the payment date for such distribution by dividing such dollar amount by a price per share equal to the arithmetical mean of the highest and lowest quoted selling prices on the New York Stock Exchange Composite Tape for such date, or, if there are no sales on that date, such mean on the next preceding day on which there are such sales shall be used.

(b)           On each date on which a stock dividend or stock split is distributed with respect to shares of Xcel Energy Stock, a Participant’s Stock Account shall be credited with the number of Stock Equivalents equal to the product of (x) the number of shares distributed in such stock dividend or stock split per share of issued and outstanding Xcel Energy Stock and (y) the number of Stock Equivalents (including fractions) in the Participant’s Stock Account on the record date for such distribution.

2.4.                             Conversion of Stock Equivalents.  If the Company shall be a party to any consolidation, merger or share exchange and, in connection with such transaction, all or part of the outstanding shares of Xcel Energy Stock shall be changed into or exchanged for stock or other securities of any other entity or the Company or cash or any other property, the Stock Equivalents in a Participant’s Stock Account on the day immediately preceding the effective date of such transaction shall be converted into the appropriate number of stock equivalents of such other entity.

2.5.                             Time of Payment of Awards.

(a)           Except as provided in Section 2.7, Awards shall not be payable to a Participant prior to the Participant’s Termination of Service.

(b)           Upon Termination of Service, the portion of a Participant’s aggregate account balance in his/her Stock Account that is attributable to any Conversion Award and to any other Award credited to the Stock Account prior to December 31, 1997 shall be paid in a single distribution to the Participant (or, in the event of the Participant’s death, his/her Beneficiary) within 90 days after the date of Termination of Service, and in no event shall the Participant directly or indirectly be permitted to designate the year of payment.  The number of shares of Xcel Energy Stock and cash in lieu of any partial unit of Stock Equivalents to be distributed shall be calculated as set forth in Section 2.6.

(c)           Upon Termination of Service, except as provided in subsection (d) below, the remainder of a Participant’s Stock Account to be distributed (after taking into account subsection (b) above) shall be paid in the manner selected by the Participant in the form of a lump sum or annual payments in 2-10 year installments, paid between January 1st and January 31st of the year following Termination of Service.   The number of shares of Xcel Energy Stock and cash in lieu of any partial unit of Stock Equivalents to be distributed shall be calculated as set forth in Section 2.6.  Except as provided in Section 1.1 above, a Participant may only make one distribution election.  For a Participant elected to the Board prior to October 1, 1997, the distribution election shall be made prior to January 1, 1998.  For a Participant elected to the Board after October 1, 1997, and prior to January 1, 2005, the distribution election shall be made within 60 days of his/her election to the Board, but in no event later than December 31, 2004. For a Participant elected to the board after December 31, 2004, any distribution election must be made at the time he or she makes his or her initial deferral election under section 1.4, or if earlier, the first day of the calendar year for which the participant receives a Discretionary Award.  The distribution election must be made in writing on a form approved by the Committee.  Once made, the distribution election shall be irrevocable, except as provided in Section 1.1.

(d)           Notwithstanding any election made by a Participant, in the event of a Participant’s death prior to payment in full of a Participant’s Stock Account, the entire remaining balance in the Participant’s Account shall be paid in a single distribution to the Participant’s Beneficiary within 90 days after the Participant’s death (and in no event shall the Beneficiary directly or indirectly be permitted to designate the year of payment).

2.6.                             Form of Payment.  Awards shall be payable to a Participant only as a distribution of whole shares of Xcel Energy Stock equal to the number of whole units of Stock Equivalents credited to the Participant’s Stock Account to be distributed, and cash for any partial unit of Stock Equivalents to be distributed.  In converting a partial unit of Stock Equivalents in a Participant’s Stock Account into cash for payment purposes, such conversion shall be based on the then current market value of the partial share of Xcel Energy Stock reflected in his/her Stock Account.  For purposes of the preceding sentence, market value shall be the arithmetical mean between the highest and lowest quoted selling prices for Xcel Energy Stock on the New York Stock Exchange Composite Tape on the date immediately preceding the payment date.  If there are no sales on that day, then such mean on the next preceding day on which there are such sales shall be used.

2.7.                             Acceleration of Payments.  In the event of a Participant’s disability, as such term is defined under Section 409A of the Code, the Committee shall accelerate the payment of such Participant’s Stock Account balance in a lump sum to such Participant within 90 days following a Participant’s disability.

2.8.                             Maximum Amount Available for Awards; Source of Shares.

(a)           The maximum number of Stock Equivalents in respect of which Awards may be granted under the Plan on and after the effective date of this amended and restated Plan and dividends credited under Section 2.3(a) as Stock Equivalents directly or indirectly on such Awards (collectively, the “Post-2003 Awards”) shall be a total of 750,000 Stock Equivalents.  In the event that (i) a Post-2003 Award is settled for cash as to any Stock Equivalents covered thereby, or (ii) any Post-2003 Award is canceled or forfeited for any reason under the Plan without the delivery of shares of Xcel Energy Stock, such Stock Equivalents shall thereafter be again available for award pursuant to the Plan.  In the event that the Board shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Xcel Energy Stock, warrants or rights offering to purchase Xcel Energy Stock at a price substantially below fair market value, or other similar corporate event affects Xcel Energy Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Board shall adjust appropriately any or all of (i) the number and kind of Stock Equivalents which thereafter may be awarded or credited under the Plan as Post-2003 Awards; and (ii) to the extent such adjustment is not provided for in Section 2.3(b) or Section 2.4, as applicable, the number and kind of Stock Equivalents subject to then outstanding Post-2003 Awards or any conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provisions for cash payment to a Participant or Beneficiary who has an outstanding Post-2003 Award allocated to his/her Stock Account.

(b)           The shares of Xcel Energy Stock to be distributed under this Plan shall be from shares purchased on the open market or, in respect of Post-2003 Awards, from authorized but unissued shares of Xcel Energy Stock or shares purchased on the open market, as determined from time to time by the Board; provided, however, that in no event shall the number of authorized but unissued shares of Xcel Energy Stock distributed under the Plan in respect of Post-2003 Awards exceed 750,000 shares, as such number may be appropriately adjusted by the Board, in a manner similar to that provided for adjustments in the last sentence of Section 2.8(a), to reflect corporate events that affect shares of Xcel Energy Stock to be distributed under the Plan.

ARTICLE III

OTHER PROVISIONS

3.1.                              Amendment or Termination.  The Board of Directors may amend or terminate this Plan at any time; provided, however, that (i) no amendment or termination shall adversely affect any prior Awards or rights under this Plan, (ii) no amendment may be made to the last sentence of Section 3.5 hereof, and (iii) no amendment may be made without stockholder approval that would be required under the rules of the stock exchange on which shares of Xcel Energy Stock are listed, including an amendment that would materially increase the number of Stock Equivalents available under Section 2.8 (other than as provided for therein), expand the types of Awards available under the Plan, or materially expand the class of employees, directors or other service providers eligible to participate in the Plan. Any termination of this Plan shall comply in all respects to the requirements of Section 409A of the Code and the regulations issued thereunder to the extent applicable.

3.2.          Expenses.  The expenses of administering the Plan shall be borne by the Company, and shall not be charged against any Participant’s Awards.

3.3.          Applicable Law.  The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Minnesota.

3.4.          No Trust.  No action by the Company, the Board or the Committee under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant, Beneficiary, or any other persons otherwise entitled to Awards.  The status of the Participant and Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company.  Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or Beneficiary or to be security for the performance of the obligations of the Company, but shall be, and remain, a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company.

3.5.          No Assignability and Successors.  Neither the Participant nor any other person shall acquire any right to or interest in any amount awarded to the Participant, otherwise than by actual payment in accordance with the provisions of this Plan, or have any power, voluntarily or involuntarily, to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to this Plan or any portion thereof.  The obligations of the Company hereunder shall be binding upon any and all successors and assigns of the Company.

3.6.          Withholding.  The Company shall comply with all federal and state laws and regulations with respect to the withholding, deposit and payment of any income taxes relating to the payment of Awards under this Plan.

3.7.          No Impact on Directorship.  This Plan shall not be construed to confer any right on the part of a Participant to be or remain a Director or to receive any, or any particular rate of, Compensation.

3.8.          Interpretations.  The Committee shall administer this Plan and shall have discretionary authority to construe and interpret the terms of this Plan, and to establish such rules and procedures for implementing the Plan, as it deems necessary or advisable.  Interpretations of, and determinations related to, this Plan made by the Committee in good faith, including any determinations or calculations of Awards or Stock Account balances, shall be conclusive and binding upon all parties; and the Company and the members of the Committee shall not incur any liability to a Participant for any such interpretation or determination so made or for any other action taken by it in connection with this Plan.

3.9.          Shareholder Rights.  Directors shall not be deemed for any purpose to be or have rights as shareholders of the Company with respect to any Stock Equivalents credited to a Stock Account, until and unless a certificate for Xcel Energy Stock is issued upon distribution hereunder.

3.10.        Securities Laws.  Xcel Energy Stock shall not be distributed to a Participant upon distribution of his/her Stock Account unless the issuance complies with all relevant provisions of law, including without limitation, (i) securities laws of Minnesota or any other appropriate state, (ii) restrictions, if any, imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder by the Securities & Exchange Commission (“SEC”), (iii) rules of any stock exchange on which shares of Xcel Energy Stock are listed, and (iv) if necessary, until the sale of such Xcel Energy Stock has been registered with the SEC.

3.11.        Effective Date.  This Plan was first established and effective on April 23, 1996.  The Plan was amended and restated effective on January 1, 2004, and amended and restated effective January 1, 2009.

XCEL ENERGY INC.